Exhibit 5.3

February 6, 2012

Petróleo Brasileiro S.A.—Petrobras

Avenida República do Chile, 65

20035-900 Rio de Janeiro—RJ

Brazil

Petrobras International Finance Company

Harbour Place

103 South Church Street, 4th Floor

P.O. Box 1034GT-BWI

George Town, Grand Cayman

Cayman Islands

Ladies and Gentlemen:

We have acted as special United States counsel to Petróleo Brasileiro S.A. – Petrobras, a Brazilian corporation (sociedade de economia mista) (“Petrobras”), and Petrobras International Finance Company, a Cayman Islands company (“PifCo”, and together with Petrobras, the “Companies”), in connection with PifCo’s offering pursuant to a registration statement on Form F-3 (No 333-163665-01) (the “Registration Statement”) of U.S.$2,750,000,000 aggregate principal amount of PifCo’s 5.375% Global Notes due 2021 (the “2021 Notes”), representing a reopening of PifCo’s 5.375% Global Notes due 2021 issued on January 27, 2011, U.S.$1,250,000,000 aggregate principal amount of PifCo’s 6.750% Global Notes due 2041 (the “2041 Notes”), representing a reopening of PifCo’s 6.750% Global Notes due 2041 issued on January 27, 2011, U.S.$1,250,000,000 aggregate principal amount of PifCo’s 2.875% Global Notes due 2015 (the “2015 Notes”) and U.S.$1,750,000,000 aggregate principal amount of PifCo’s 3.500% Global Notes due 2017 (the “2017 Notes” and, together with the 2021 Notes, the 2041 Notes and the 2015 Notes, the “Notes”). The Notes are to be issued under an indenture dated as of December 15, 2006 (the “Original Indenture”) between PifCo and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), as supplemented by the Amended and Restated Sixth Supplemental Indenture dated as of February 6, 2012 (the “Amended and Restated Sixth Supplemental Indenture”) among PifCo, Petrobras and the Trustee, the Amended and Restated Seventh Supplemental Indenture dated as of February 6, 2012 (the “Amended and Restated Seventh Supplemental Indenture”) among PifCo, Petrobras and the Trustee, the Eleventh Supplemental Indenture dated as of February 6, 2012 (the “Eleventh Supplemental Indenture”) among PifCo, Petrobras and the Trustee and the Twelfth Supplemental Indenture dated as of February 6, 2012 among PifCo, Petrobras and the Trustee (the “Twelfth Supplemental Indenture,” and the Original Indenture as supplemented by each of the Amended and Restated Sixth Supplemental Indenture, the Amended and Restated Seventh Supplemental Indenture, the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, the “Indenture”). The 2021 Notes will have the benefit of an Amended

Petróleo Brasileiro S.A.—Petrobras

Petrobras International Finance Company

and Restated Guaranty, dated as of February 6, 2012 (the “Amended and Restated Guaranty for the 2021 Notes”) between Petrobras and the Trustee, the 2041 Notes will have the benefit of an Amended and Restated Guaranty, dated as of February 6, 2012 (the “Amended and Restated Guaranty for the 2041 Notes”) between Petrobras and the Trustee, the 2015 Notes will have the benefit of a Guaranty, dated as of February 6, 2012 (the “Guaranty for the 2015 Notes”) and the 2017 Notes will have the benefit of a Guaranty, dated as of February 6, 2012 (the “Guaranty for the 2017 Notes” and, together with the Amended and Restated Guaranty for the 2021 Notes, the Amended and Restated Guaranty for the 2041 Notes and the Guaranty for the 2015 Notes, the “Guaranties”) between Petrobras and the Trustee.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	an executed copy of the Original Indenture;

(b)	a form of the Amended and Restated Sixth Supplemental Indenture, including forms of the global certificates representing the 2021 Notes as executed by PifCo (the “2021 Global Notes”);

(c)	a form of the Amended and Restated Seventh Supplemental Indenture, including forms of the global certificates representing the 2041 Notes as executed by PifCo (the “2041 Global Notes”);

(d)	a form of the Eleventh Supplemental Indenture, including forms of the global certificates representing the 2015 Notes as executed by PifCo (the “2015 Global Notes”);

(e)	a form of the Twelfth Supplemental Indenture, including forms of the global certificates representing the 2017 Notes as executed by PifCo (the “2017 Global Notes”);

(f)	a form of the Amended and Restated Guaranty for the 2021 Notes;

(g)	a form of the Amended and Restated Guaranty for the 2041 Notes;

(h)	a form of the Guaranty for the 2015 Notes; and

(i)	a form of the Guaranty for the 2017 Notes.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Petróleo Brasileiro S.A.—Petrobras

Petrobras International Finance Company

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Amended and Restated Sixth Supplemental Indenture, the Amended and Restated Seventh Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Notes and the Guaranties have been executed and delivered by PifCo and Petrobras, as applicable, in the forms thereof that we have examined and the Global Notes have been duly authenticated in accordance with the terms of the Indenture, the Global Notes will be valid, binding and enforceable obligations of PifCo, entitled to the benefits of the Indenture, and the Guaranties will be valid, binding and enforceable obligations of Petrobras.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of PifCo or Petrobras, (a) we have assumed that each of Petrobras and PifCo and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Petrobras and PifCo regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Indenture, the Guaranties or the Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

In addition, we note that (a) the enforceability in the United States of the waiver by each of Petrobras and PifCo of its immunities from the jurisdiction of any court and from any legal process, as set forth in the Indenture or the Guaranties, as the case may be, is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976, and (b) the designation in Section 1.15 of the Indenture or Section 15(b) of the Guaranties of the U.S. federal courts sitting in the Borough of Manhattan, City of New York, New York as the venue for actions or proceedings relating to the Indenture, the Notes and the Guaranties is (notwithstanding the waiver in Section 1.15 of the Indenture and Section 15(b) of the Guaranties) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.

Petróleo Brasileiro S.A.—Petrobras

Petrobras International Finance Company

We express no opinion as to the enforceability of Section 14 of the Guaranties and Section 10.13 of the Indenture relating to currency indemnity.

In addition, we note that the waiver of defenses in Section 5 of the Guaranties may be ineffective to the extent that any such defense involves a matter of public policy in New York.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement, and in the prospectus supplement related to the offering of the Notes, under the heading “Legal Matters” as counsel for Petrobras and PifCo who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Francesca L. Odell
Francesca L. Odell, a Partner